Exhibit 99.8

10 S. Riverside Plaza, Suite 1800 Chicago, IL 60606 (312) 474-6388

February 10, 2010

The Bank of New York Mellon, N.A., as trustee for Trapeza CDO VII, Ltd.
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Joe Christianson

Re: Corus Statutory Trust VII

Ladies and Gentlemen:

We are in receipt of your letter dated January 29, 2010 (the “Acceleration Notice”) addressed to Corus Bankshares, Inc., as Depositor (the “Company”) and Wilmington Trust Company, as Property Trustee and as Note Trustee. The Acceleration Notice declares, on behalf of Trapeza CDO VII, Ltd. (the “Securityholder”), that the principal amount of all the Debentures (although the Acceleration Notice uses the defined term “Notes”, we assume the reference was intended to be “Debentures” as defined in the Trust Agreement (defined below)) are due and payable immediately with reference to an Indenture Event of Default (defined in the Trust Agreement as any “Event of Default” specified in the Indenture) which purportedly occurred on September 11, 2009 and Section 6.9(b) of that certain Amended and Restated Trust Agreement dated as of September 20, 2004 (the “Trust Agreement”) among the Company, Wilmington Trust Company and the other Trustees and Administrators named therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Trust Agreement.

While the Acceleration Notice does not specifically cite to exactly which Indenture Event of Default has allegedly occurred, the Company disagrees that any Indenture Event of Default has occurred. Accordingly, the Securityholder has no right to accelerate the Debentures. We assume that the basis of the allegation is that an Indenture Event of Default somehow occurred on September 11, 2009 as a result of the appointment by the Office of the Comptroller of the Currency of the Federal Deposit Insurance Corporation (the “FDIC”) as the receiver for the Company’s subsidiary, Corus Bank, National Association. The only Indenture Event of Defaults which could possibly relate to the appointment of a receiver or similar official are Sections 5.1(d) and 5.1(e).

Section 5.1(d) of the Indenture reads as follows:

“(d) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;”

There is no supportable argument for the existence of an Indenture Event of Default under the above Section because, among other things, no court has taken any of the above described actions with respect to the Company or any substantial part of its property.

Section 5.1(e) of the Indenture reads as follows:

“(e) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;”

There is no supportable argument for the existence of an Indenture Event of Default under the above Section because, among other things, the Company has at no time consented “to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property”. When the FDIC is appointed as receiver for a bank, no consent is required by the FDIC or given by the bank’s holding company.

For the reasons set forth above, the Company requests that the Trustee and Securityholder immediately rescind, withdraw and annul the Acceleration Notice.

Please note that the Company does not waive, and hereby expressly reserves, all rights and remedies with respect to the foregoing or any other matter relating to the Trust Agreement, Indenture and related agreements.

Please replace the address for notices and other communications with the Company which may be provided under the Trust Agreement or otherwise with the following:

Corus Bankshares, Inc.
10 South Riverside Plaza, Suite 1800
Chicago, IL 60606
Attention: Michael J. Minnaugh
Fax: (312) 474-6382
Email: mminnaugh@corusbankshares.com

Please contact Michael Minnaugh at (312) 474-6391 with any questions concerning this letter.

Sincerely,

CORUS BANKSHARES, INC.

By:
Name: Michael J. Minnaugh
Title: Chief Financial Officer

cc:	Wilmington Trust Company Trapeza CDO VII, Ltd.